                                                                     EXHIBIT 2.1



                            ASSET PURCHASE AGREEMENT



                                 by and between

                              CINCOM SYSTEMS, INC.

                                       and

                                OBJECTSHARE, INC.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE 1 - PURCHASE OF RIGHTS AND ASSETS...............................      1
      1.1     Agreement to Purchase and Sell............................      1
      1.2     Excluded Assets...........................................      2
      1.3     License Back of Computer Software
              to Seller.................................................      2
      1.4     Consideration and Payment.................................      2
      1.5     Time and Place of Closing.................................      5
      1.6     Allocation of Consideration...............................      5
      1.7     Excluded Liabilities......................................      5
      1.8     Assumed Liabilities.......................................      4
      1.9     Sales Tax.................................................      5

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF SELLER....................      5
      2.1     Organization, Authority and Capacity......................      5
      2.2     Authorization and Validity................................      5
      2.3     Absence of Conflicting Agreements or
              Required Consents.........................................      5
      2.4     Absence of Changes........................................      6
      2.5     No Undisclosed Liabilities................................      6
      2.6     Litigation, etc. .........................................      6
      2.7     Compliance with Laws......................................      6
      2.8     Personal Property.........................................      7
      2.9     Intellectual Property.....................................      7
      2.10    Contracts and Commitments.................................      8
      2.11    Employment Matters........................................      9
      2.12    Taxes ....................................................      9
      2.13    Transferred Software......................................      9
      2.14    Year 2000 Compliance......................................      9
      2.15    Statements True and Correct...............................      10

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF BUYER.....................      10
      3.1     Organization, Authority and Capacity......................      10
      3.2     Authorization and Validity................................      10
      3.3     Absence of Conflicting Agreements or
              Required Consents.........................................      10
      3.4     Pending Litigation........................................      10

ARTICLE 4 - ADDITIONAL AGREEMENTS.......................................      11
      4.1     Access to Seller Information..............................      11
      4.2     Affirmative Covenants of Seller...........................      11
      4.3     Negative Covenants of Seller..............................      12
      4.4     Public Announcements......................................      12

      4.5     Treatment of Accrued Vacation.............................      13
      4.6     Confidentiality, Noncompetition and
              Nonsolicitation...........................................      13
      4.7     Nonsolicitation by Buyer..................................      14
      4.8     Liabilities...............................................      14
      4.9     Conditions to Closing.....................................      15
      4.10    Risk of Loss..............................................      15
      4.11    Title Search; Discharge of Liens..........................      15
      4.12    Consents to Assignment....................................      15
      4.13    Sublease/Lease of Santa Clara Facilities..................      16
      4.14    Transfer of Employees.....................................      17
      4.15    Third Party Software......................................      17

ARTICLE 5 - CONDITIONS TO OBLIGATIONS OF BUYER..........................      17
      5.1     Representations and Warranties............................      18
      5.2     Performance; Covenants....................................      18
      5.3     Necessary Consents and Approvals..........................      18
      5.4     No Injunction, Etc........................................      18

ARTICLE 6 - CONDITIONS TO OBLIGATIONS OF SELLER.........................      19
      6.1     Representations and Warranties............................      19
      6.2     Performance; Covenants....................................      19
      6.3     Necessary Consents and Approvals..........................      19
      6.4     No Injunction, Etc........................................      19

ARTICLE 7 - TERMINATION ................................................      20
      7.1     Right of Termination......................................      20
      7.2     Effect of Termination.....................................      20

ARTICLE 8 - INDEMNIFICATION.............................................      20
      8.1     Indemnification by Seller.................................      20
      8.2     Indemnification by Buyer..................................      21
      8.3     Notice and Opportunity to Defend..........................      22
      8.4     Survival and Exclusivity..................................      22

ARTICLE 9 - CERTAIN DEFINITIONS.........................................      22

ARTICLE 10 - MISCELLANEOUS PROVISIONS...................................      25
      10.1    Notices...................................................      25
      10.2    Expenses..................................................      26
      10.3    Brokers and Finders.......................................      26
      10.4    Further Assurances........................................      26
      10.5    Waiver....................................................      26
      10.6    Assignment................................................      26
      10.7    Binding Effect............................................      26
      10.8    Headings..................................................      26

      10.9    Entire Agreement..........................................      26
      10.10   Governing Law; Severability...............................      27
      10.11   Counterparts..............................................      27

EXHIBITS

Exhibit 1.3(a)    License
Exhibit 1.4(b)    Letter Regarding Royalty Payments
Exhibit 1.8       Assumption Agreement



SCHEDULES

Schedule 1.1            Third Party Agreements
Schedule 1.2            Excluded Assets
Schedule 1.3(a)         License Agreement
Schedule 1.8            Liabilities and Commitments
Schedule 2.1            Organization, Authority and Capacity
Schedule 2.3            Conflicting Agreements; Required Consents
Schedule 2.4            Absence of Changes
Schedule 2.5            Undisclosed Liabilities
Schedule 2.6            Litigation
Schedule 2.7(a)         Compliance with Laws -- Permits
Schedule 2.7(b)         Compliance with Laws -- Consents
Schedule 2.8(a)         Personal Property
Schedule 2.9(a)         Intellectual Property
Schedule 2.9(b)         Proprietary Information
Schedule 2.10(a)        Contracts and Commitments
Schedule 2.10(b)        Validity of Contracts and Commitments; Default
Schedule 2.11(a)        Employees
Schedule 2.11(b)        Compliance with Employment Laws
Schedule 2.11(c)        Employment Law Proceeding
Schedule 2.12           Taxes
Schedule 2.13           Transferred Software
Schedule 2.14           Year 2000 Compliance
Schedule 4.7            Protected Accounts
Schedule 4.13           Transfer of Employees
Schedule 4.15           Third Party Software
Schedule 5.2(b)         Form of Assignment and Bill of Sale

                            ASSET PURCHASE AGREEMENT


      THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of August 27, 1999, by and among Cincom Systems, Inc., an Ohio corporation ("Buyer") and ObjectShare, Inc., a Delaware corporation ("Seller").

                                    PREAMBLE

      WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller certain of Seller's assets on the terms and conditions set forth in this Agreement (the "Acquisition"). Seller shall retain its training and consulting business;

      NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                    ARTICLE 1
                          PURCHASE OF RIGHTS AND ASSETS

      1.1 Agreement to Purchase and Sell. Subject to the terms and conditions set forth herein, Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase all of Seller's right, title and interest in and to the following rights and assets owned by Seller (collectively, the "Rights and Assets"), free and clear of all Liens (except Permitted Liens) so that Buyer will have exclusive and perpetual worldwide rights for Seller's Smalltalk Business, including, without limitation, the following:

            (a) That computer software (including source and object code) listed on Schedule 2.13 ("Transferred Software");

            (b) All technology and other intellectual property of Seller related to the Transferred Software, including, but not limited to, all discoveries, inventions, improvements, patents, trademarks, service marks, products, trade names, trade secrets and all work papers, reports, documentation, literature, whitepapers, drawings, photographs, negatives, tapes and masters therefore, prototypes and other materials and manifestations of any of the foregoing in any form, and all contracts and other rights related thereto;

            (c) All customer agreements and obligations including books, records and support records and copies of training and educational material relating to the Transferred Software. This also includes the entitlement to all future licensing, maintenance and support revenues to be billed to all current customers of the Transferred Software.

            (d) All warranties and documentation, including books, records, and training manuals, relating to the Transferred Software and other intellectual property rights transferred to Buyer pursuant to this Agreement.

            (e) The furniture, computer equipment, office furnishings, equipment, supplies and all other personal property listed on Schedule 2.8.

            (f) Assignment of certain third party agreements listed on Schedule 1.1.

            (g) Permission by Seller for the transfer of up to 32 of Seller "Employees" to the Buyer effective the day after the Closing pursuant to Section
4.14 below.

            1.2 Excluded Assets. Notwithstanding the foregoing, the Rights and Assets shall not include any non-assignable rights to third party software and the other items listed in Schedule 1.2 (the "Excluded Assets").

            1.3   License Back of Computer Software to Seller.

            (a) Buyer shall grant Seller a license to use the Transferred Software (including object code) on the terms and conditions set forth in the License Agreement attached hereto as Exhibit 1.3(a) (the "License Agreement").

            (b) Notwithstanding any other requirement of this Agreement, including but not limited to the assignment of that certain Software License Agreement, dated April 8, 1999, by and between Seagull Software Systems, Inc. and Seller relating to the VisualSmalltalk software program (the "VSE License"), Seller shall retain a non-exclusive, perpetual, world-wide, royalty-free license to use the VisualSmalltalk software program ("VSE") for training and consulting purposes. In accordance therewith, Buyer shall, at any time following Closing and Seller's request, enter into a license-back agreement with Seller reflecting the retention of such rights by Seller related to VSE.

            1.4   Consideration and Payment.

             (a) Total Consideration. The total consideration for the Rights and Assets shall be

                  (i) cash payable by wire transfer at the Closing of $425,000;

                  (ii) the assumption and full performance by Buyer of the Assumed Liabilities; and

                  (iii) guaranteed royalties of $500,000 (the "Aggregate Royalty Amount") payable in accordance with Section 1.4(b) below (collectively the "Purchase Price").

            (b) Royalty. Buyer shall pay the guaranteed Aggregate Royalty Amount in six equal installments of $83,333. The first of such installments shall be paid on October 1, 1999 with subsequent installments being paid on the first day of each of the following five months. Buyer agrees that failure to pay any such installment when due, and after Buyer's failure to cure within 10 days from written notice by Seller, shall be considered a breach. In Seller's sole discretion, such breach shall result in all remaining unpaid installments becoming immediately due and payable. Payment of the Aggregate Royalty Amount shall be an absolute and unconditional obligation of Buyer and independently guaranteed by Buyer pursuant for that certain letter attached hereto as Exhibit 1.4(b).

      1.5 Time and Place of Closing. Subject to the satisfaction of the conditions set forth in Articles 5 and 6, the closing of the sale hereunder (the "Closing") will take place on or before August 30, 1999 (the "Closing Date"). The Closing shall be by telephone conference and faxed documents with original documents exchanged by overnight mail. Promptly after the Closing Seller shall ship those books and records being sold to Buyer hereunder and not located at the Facilities (as defined herein) to a location reasonably requested by Buyer.

      1.6 Allocation of Consideration. The consideration paid for the Rights and Assets shall be allocated among the Rights and Assets by Buyer and Seller prior to the Closing in a manner which the parties intend, in their reasonable judgment, to be in accordance with the provisions contained in Treasury Regulation Section 1.1060-1T(d). The parties agree to report the transaction contemplated herein for federal income tax purposes in accordance with such allocation. In furtherance of the foregoing, the parties hereto agree to execute and deliver Internal Revenue Service Form 8594 reflecting such allocation.

      1.7 Excluded Liabilities. Except as set forth in Sections 1.8 or 4.5, Seller retains all liabilities directly or indirectly arising out of or related to the Rights and Assets on and prior to the Closing Date, whether such liabilities are known or unknown, disclosed or undisclosed, matured or unmatured, accrued, absolute or contingent on and as of the Closing Date (collectively, the "Excluded Liabilities"). Without limiting the generality of the preceding sentence, Buyer shall not assume or become liable for any obligations or liabilities of Seller, including without limitation, the following:

            (a) Any liability or obligation arising out of any employee benefit plan maintained by or covering employees of Seller or to which Seller has made any contribution or to which Seller could be subject to any liability;

            (b) Any losses, costs, expenses, damages, claims, demands and judgments of every kind and nature (including the defenses thereof and reasonable attorneys' and other professional fees) related to, arising out of, or in connection with any application of the laws in California regarding bulk sales and transfers or any similar statute as enacted in any jurisdiction, domestic or foreign (if applicable);

            (c) Any liability or obligation arising out of any breach by Seller prior to the Closing of any provision of the Seller Agreements (as defined herein) or any other contract to which Seller is a party;

            (d) Any liability of Seller with respect to any claim or cause of action, regardless of when made or asserted, which arises (i) out of or in connection with the Rights and Assets prior to the Closing, (ii) out of or in connection with any business or operations of Seller, (iii) with respect to any goods or services provided by Seller prior to or after the Closing, including without limitation, any liability or obligation (A) pursuant to any express or implied representation, warranty, agreement, or guarantee made by Seller or (B) imposed or asserted to be imposed by operation of law, in connection with any service performed or product designed, manufactured, sold, or leased by or on behalf of Seller, including without limitation, any claim related to any product delivered in connection with the performance of such service and any claims seeking to recover for consequential damage, lost revenue, or income, including pursuant to any doctrine of product liability, or (iv) out of or in connection with the Rights and Assets and operations of Seller prior to the Closing, or any other business or operations of Seller at any time, under any federal, state, or local law, rule, or regulation;

            (e) Any liability or obligation, arising prior to or as a result of the termination of the Employees at the Closing, or any other employee, agent, or independent contractor of Seller, whether or not employed by Buyer after the Closing, or under any benefit arrangement with respect thereto; or

            (f) Any liability or obligation for Payroll Expenses, except for (i) one-half of all of the Seller's total severance pay obligations related to the Employees resulting from consummation of the transactions contemplated by this Agreement and which arise within six months from the Closing Date and (ii) certain accrued vacation obligations related to the Employees, as set forth in
Schedule 2.11(a).

      1.8 Assumed Liabilities. Buyer shall, as of the Closing Date, expressly assume pursuant to the terms of that certain Assumption Agreement, attached hereto as Exhibit 1.8 (the "Assumption Agreement"), and agree to pay, perform or otherwise discharge as the same shall become due in accordance with their respective terms, all of the following liabilities, obligations and commitments of Seller existing or arising on or after the Closing Date (the "Assumed Liabilities"):

            (a) All liabilities, obligations and commitments of Seller relating to the Business as set forth on Schedule 1.8;

            (b) All liabilities, obligations and commitments of Seller arising out of the contracts, agreements and arrangements listed in Schedule 2.10;

            (c) All liabilities and obligations arising from the possession and operation of the Rights and Assets for the periods after the Closing Date; and

            (d) Any liability or obligation arising out of any breach by Buyer following the Closing of any provision of the Seller Agreements.

      1.9 Sales Taxes. Buyer and Seller shall each be responsible for one-half of all sales Taxes, if any arising out of the transfer of the Rights and Assets (including, without limitation, the transfer of Intellectual Property). Buyer covenants and agrees that it will deliver to Seller its portion of the sales Taxes when requested by Seller.

                                    ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF SELLER


Seller represents and warrants to Buyer as follows:

      2.1 Organization, Authority and Capacity. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full power and authority necessary to (i) execute, deliver and perform its obligations under the Acquisition Documents and (ii) carry on its business as it has been and is now being conducted and to own and lease the properties and assets which it now owns or leases. Except as set forth in
Schedule 2.1, Seller is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect on (i) Seller's ability to perform its obligations under the Acquisition Documents or
(ii) the Rights and Assets.

      2.2 Authorization and Validity. The execution, delivery and performance of the Acquisition Documents have been duly authorized by all necessary corporate action on the part of Seller. The Acquisition Documents to be executed and delivered by Seller have been or will be, as the case may be, duly executed and delivered by Seller and constitute or will constitute the legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency or other Laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

      2.3 Absence of Conflicting Agreements or Required Consents. Except as set forth on Schedule 2.3, the execution, delivery and performance by Seller of the Acquisition Documents to be executed and delivered by Seller: (i) do not require the consent of or notice to any governmental or regulatory authority or any other third party concerning any material contract; (ii) will not conflict with any provision of Seller's organizational documents (including certificate or articles of incorporation and bylaws); (iii) will not conflict with or result in a violation of any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which

Seller is subject or by which Seller or any of the Rights and its Assets are bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any material agreement, instrument, license or permit to which Seller is a party or by which Seller or any of its properties are bound; and (v) will not create any Lien upon any of the Rights and Assets.

      2.4 Absence of Changes. Except as set forth on Schedule 2.4, and except as contemplated by this Agreement, since June 30, 1999, Seller has not:

                  (i) sold, assigned or transferred any tangible asset or any patents, trademarks, trade names, copyrights or other intangible assets related to the Rights and Assets other than in the ordinary course of business;

                  (ii) subjected any of the Rights and Assets, to any lien, encumbrance or restriction of any nature whatsoever;

                  (iii) increased any salaries, wages or employee benefits or made any arrangement for payment of any bonus or special compensation for any Employee other than in the ordinary course of business and except as set forth in Schedule 2.11(a);

                  (iv) terminated or amended any material contract, license or other instrument to which Seller is a party and which is related to the Rights and Assets or suffered any loss or termination or threatened loss or termination of any existing material business arrangement or supplier related to the Rights and Assets; or

                  (v) agreed, whether in writing or otherwise, to take any action described in this Section 2.4.

      2.5 No Undisclosed Liabilities. Except as listed on Schedule 2.5 hereto, Seller has no material Excluded Liabilities or obligations related to the Rights and Assets, whether accrued, absolute, contingent or otherwise, except for Excluded Liabilities and obligations incurred in the ordinary course of its business since June 30, 1999.

      2.6 Litigation, etc. Except as listed on Schedule 2.6 hereto, there are no claims, lawsuits, actions, arbitrations, administrative or other proceedings pending against Seller relating to the Rights and Assets. Except as listed on
Schedule 2.6, to the knowledge of Seller (i) no such matter described in the previous sentence is threatened and there is no reasonable basis for any such action, and (ii) there are no governmental or administrative investigations or inquiries pending related to the Rights and Assets. Except as listed on Schedule
2.6 there are no judgments against or consent decrees binding on Seller and related to the Rights and Assets.

      2.7   Compliance with Laws.

            (a) Except as set forth on Schedule 2.7(a), Seller has in effect all material Permits necessary for it to own, lease or operate the Rights and Assets. To the knowledge of Seller, Seller is not in violation of any material Laws, Orders or Permits applicable to the Rights and Assets or the Employees. No notice or warning from any regulatory authority with respect to any failure or alleged failure of Seller to comply with any Law has been received, nor, to Seller's knowledge, is any such notice or warning proposed or threatened.

            (b) Except as set forth on Schedule 2.3 or Schedule 2.7(b) or otherwise contemplated by this Agreement, no consent or approval of, prior filing with or notice to, or other action by, any Regulatory Authority or any other third party is required in connection with the execution and delivery of this Agreement or any assignment, agreement or other instrument to be executed and delivered pursuant to this Agreement by Seller or the consummation of the transactions provided for herein or therein except for such consents and approvals that have been obtained and filings, notices and other actions that have been taken or made, except where all such actions would not have a material adverse effect on the Assets and Rights.

      2.8   Personal Property.

            (a) Schedule 2.8(a) sets forth a list of all items of personal tangible property owned by Seller and used by the Employees, including all furniture, computer equipment, office furnishings and equipment (the "Personal Property"). Except as set forth on Schedule 2.8(a), Seller (i) has good and valid title to the Personal Property, (ii) owns the Personal Property free and clear of all Liens; and (iii) will, upon the Closing, convey good and valid title to the Personal Property to Buyer free and clear of any and all Liens, except liens for taxes not yet due and payable and such other liens, imperfections in title, charges, easements and encumbrances which are immaterial and which in the aggregate do not exceed $1,000 ("Permitted Liens").

            (b) The Personal Property is being transferred and conveyed to Buyer on an "as is, where is" basis.

      2.9   Intellectual Property.

            (a) Schedule 2.9(a) contains a true and complete list of all material Intellectual Property related to and a part of the Rights and Assets (the "Transferred Intellectual Property") owned by, registered in the name of, or used by Seller in the Business on the date hereof, or for which application has been made. Except as set forth in Schedule 2.9(a), all the Transferred Intellectual Property rights are in full force and effect and constitute legal, valid and binding obligations of Seller and to Seller's knowledge, of the other party thereto; and to the knowledge of Seller there have not been, and there currently are not any defaults thereunder by any party. Seller owns or has a valid license for the copyrights which are part of the Transferred Intellectual Property, and such copyrights are free and clear of all Liens (except Liens disclosed on Schedule 2.8(a)) or, to the knowledge of Seller, claims for copyright infringement. To

Seller's knowledge, Seller owns or is a valid licensee of all the Transferred Intellectual Property rights free and clear of all Liens or claims of infringement (except Liens disclosed on Schedule 2.8(a) and the rights of licensors). No proceedings have been instituted, or are pending or, to the knowledge of Seller, threatened, which challenge the rights of Seller with respect to the Transferred Intellectual Property. To the knowledge of Seller, Seller has not infringed the Intellectual Property rights of others and none of the Transferred Intellectual Property rights infringe upon or otherwise violate the rights of others, nor has any person asserted a claim of such infringement. Seller is not obligated to pay any royalties to any person or entity with respect to the Transferred Intellectual Property, except pursuant to licenses and agreements disclosed on Schedule 2.9(a). To the knowledge of Seller, Seller owns or has the valid right to use all of the Intellectual Property rights which it is presently using, or in connection with the performance of any material contract or proposal to which it is a party.

            (b) Except as described on Schedule 2.9(b), to the knowledge of Seller, every current officer, director, employee and consultant of Seller has entered into a contract which requires such officer, director, employee or consultant to assign any interest in the Transferred Intellectual Property and to keep confidential any trade secrets, proprietary data, customer lists or other business information of the Seller, and to the knowledge of Seller no such officer, director, employee or consultant is party to any contract with any Person which requires such officer, director, employee or consultant to assign any interest in the Transferred Intellectual Property to any Person other than the Seller.

      2.10  Contracts and Commitments.

            (a) Schedule 2.10(a) contains a complete and accurate list of all material contracts, agreements, commitments, instruments and obligations (whether written or oral, contingent or otherwise) of Seller of or concerning the following matters (the "Seller Agreements"):

                  (i) the employment or engagement of any Employee;

                  (ii) any arrangement that could reasonably be anticipated to have a material adverse effect on the Rights and Assets; and

                  (iii) any material arrangement related to the Rights and Assets not entered into by Seller in the ordinary course of business;

            (b) Seller has delivered or otherwise made available to Buyer true and complete copies of all of its Seller Agreements. Except as indicated on
Schedule 2.10(b), the Seller Agreements are valid and effective in accordance with their terms, and there is not under any of such Seller Agreements (i) any existing or claimed default by Seller or event which, with the notice or lapse of time, or both, would constitute a material default by Seller or (ii) to the knowledge of Seller, any existing or claimed default by any other party or event which with notice or lapse of time, or both, would constitute a material default by any such party. Except as indicated on Schedule 2.10(b), the continuation, validity and effectiveness of the Seller Agreements will not be affected by the Acquisition and the Acquisition will not result in a breach of or default under, or require the consent of any other party to, any of the Seller Agreements. There is no actual or, to the knowledge of Seller, threatened termination, cancellation or limitation of any Seller Agreements that would have a material adverse effect on the Rights and Assets. To the knowledge of Seller, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect the Seller or the Seller Agreements.

      2.11  Employment Matters.

            (a) Schedule 2.11(a) sets forth the name of all Employees, the date on which each was hired, the amount of each Employee's salary, commissions/bonuses, contract severance provisions, as the case may be, and any accrued vacation due each Employee not yet taken.

            (b) Except as disclosed on Schedule 2.11(b), to the knowledge of Seller, with regard to the Employees, Seller is in compliance in all material respects with all material applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, and the employment of non-residents under the Immigration Reform and Control Act of 1986, to the extent that any such noncompliance would materially adversely effect Seller or any of the Rights and Assets.

            (c) Except as disclosed on Schedule 2.11(c), with regard to the Employees, to the knowledge of Seller there are no charges, governmental audits, investigations, administrative proceedings or complaints concerning any Seller's employment practices pending or threatened before any federal, state or local agency or court, and, to the knowledge of Seller no basis for any such matter exists.

      2.12 Taxes. Except as listed on Schedule 2.12, there does not exist any material liability for any taxes which may be asserted by any taxing authority against, and no lien or other encumbrance for taxes will attach to any of the Rights and Assets. Buyer shall not be responsible for any sales tax related to sales of product by Seller prior to the Closing Date.

      2.13 Transferred Software. Schedule 2.13 sets forth a list of the Software owned by Seller that will be transferred to Buyer at closing and which is referred to in this Agreement as Transferred Software, subject to the exceptions and limitations contained in Schedule 2.13.

      2.14 Year 2000 Compliance. The products listed in Seller's published Year 2000 policy attached as Schedule 2.14 are Year 2000 compliant as set forth in the policy. Seller has not expanded its representations and warranties concerning Year 2000 compliance in any product warranty or customer agreement beyond what is stated in Seller's published Year 2000 policy.

      2.15 Statements True and Correct. To the knowledge of Seller, no representation or warranty made herein by Seller, nor in any statement, certificate or instrument to be furnished to Buyer by Seller pursuant to any Acquisition Document, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make these statements contained herein and therein not misleading.


                                    ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

      3.1 Organization, Authority and Capacity. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Ohio. Buyer has the full power and authority necessary to (i) execute, deliver and perform its obligations under the Acquisition Documents, and (ii) carry on its business as it has been and is now being conducted and to own and lease the properties and assets which it now owns or leases. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which a failure to be so qualified or in good standing would have a material adverse effect on its ability to perform its obligations under the Acquisition Documents.

      3.2 Authorization and Validity. The execution, delivery and performance of the Acquisition Documents to be executed and delivered by Buyer have been duly authorized by all necessary action by Buyer. The Acquisition Documents to be executed and delivered by Buyer have been or will be, as the case may be, duly executed and delivered by Buyer and constitute or will constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

      3.3 Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance by Buyer of the Acquisition Documents to be executed and delivered by it: (i) do not require the consent of or notice to any governmental or regulatory authority or any other third party except Foothill Capital Corporation; (ii) will not conflict with any provision of Buyer's Articles of Incorporation or bylaws; or (iii) will not conflict with or result in a violation of any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which Buyer is a party or by which Buyer or any of its properties are bound.

      3.4 Pending Litigation. There is no pending or, to the knowledge of Buyer, threatened Action, whether private or public affecting Buyer which could affect the enforceability of this Agreement or which could adversely affect any assets or properties of Buyer or the ability of Buyer to consummate this purchase of the Rights and Assets contemplated by, or perform its obligations under, this Agreement.

                                    ARTICLE 4
                              ADDITIONAL AGREEMENTS

      4.1 Access to Seller Information. At reasonable times prior to the Closing, Seller will afford the officers and authorized representatives of Buyer access upon reasonable notice to all of the Seller's properties, books and records that may relate to or concern the Rights and Assets and will furnish such parties with such additional financial, operating and other information as to the business and properties as such parties may from time to time reasonably request. Such parties shall also be allowed access, upon reasonable notice, to consult with the officers, employees, accountants, counsel and agents of the other in connection with such investigation of the properties and business of the Seller. No such investigation shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of any party under this Agreement. At all times following the Closing, the parties will afford the officers and authorized representatives of each party access upon reasonable notice to each party's books and records that may relate to the Rights and Assets as such parties may from time to time reasonably request. Notwithstanding the foregoing, Seller's access afforded under the prior sentence shall be limited to the books and records delivered to Buyer pursuant to this Agreement.

      4.2 Affirmative Covenants of Seller. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, Seller shall:

            (a) use reasonable commercial efforts to preserve intact the Rights and Assets;

            (b) confer on a regular and frequent basis with one or more designated representatives of Buyer to report material matters relating to the Rights and Assets;

            (c) perform in all material respects all obligations under agreements relating to or affecting the Rights and Assets; and

            (d) notify Buyer of any event or circumstance which is reasonably likely to have a material adverse effect on the Rights and Assets or would cause or constitute a breach of any of Seller's representations, warranties or covenants contained herein.

      4.3   Negative Covenants of Seller.

            (a) From the date hereof until the earlier of the Closing Date or the termination of this Agreement, Seller will not do any of the following without the prior written consent of Buyer:

                  (i) take any action which would (a) adversely affect the ability of any party to the Acquisition Documents to obtain any consents required for the transactions contemplated thereby, or (b) adversely affect the ability of any party hereto to perform its covenants and agreements under the Acquisition Documents;

                  (ii) amend any of its organizational or governing documents, except as provided herein or for the purpose of accomplishing the transactions contemplated by this Agreement;

                  (iii) impose, or suffer the imposition, of any Lien or permit any Lien to exist with respect to the Rights and Assets;

                  (iv) other than pursuant to the Acquisition Documents, sell, pledge or encumber, or enter into any contract to sell, pledge or encumber, any interest in the Rights and Assets;

                  (v) grant any increase in compensation or benefits to the Employees;

                  (vi) enter into or amend any employment contract between Seller and any Employee (unless such amendment is required by law);

                  (vii) commence any litigation or settle any litigation involving any liability related to the Rights and Assets;

                  (viii) except in the ordinary course of business and which is not material, modify, amend or terminate any material contract or waive, release, compromise or assign any material rights or claims related to the Rights and Assets; or

                  (ix) take any action, or omit to take any action, which would cause any of the representations and warranties contained in Article 2 to be untrue or incorrect.

      4.4 Public Announcements. Each party hereto agrees (i) not to disclose any aspect of the discussions, negotiations, terms, status or conditions relating to the transactions contemplated herein to any third party other than their respective officers, directors, authorized employees and authorized representatives and then only on a need to know basis and shall cause and require all such persons to whom such information is disclosed to abide by the provisions of this Section 4.4, and (ii) not to issue any press release or other general public announcement (including in any trade journal or other publication) of the transactions, in either case, without the prior written consent of each of the parties hereto, except to the extent that disclosure may be required by law, in which case the party required to made such disclosure will give the other party prior written notice. Notwithstanding the foregoing, Buyer acknowledges that Seller is a public company and, as a result, will issue a press release with regard to the transactions contemplated by this Agreement and will provide Buyer with a copy of its proposed press release for Buyer's review and comment prior to public release. Buyer also acknowledges that Seller will make filings with the Securities and Exchange Commission regarding the transactions, which filings will include a copy of this Agreement as an exhibit.

      4.5 Treatment of Accrued Vacation. Buyer agrees to assume the liability for and give the Employees full credit for the accrued and unpaid vacation as of the Closing, up to Seller's current vacation policy. Seller shall retain liability for any accrued and unpaid vacation in excess of Seller's current vacation policy.

      4.6   Confidentiality, Noncompetition and Nonsolicitation.

            (a) Seller agrees that, for a period of four (4) years after the Closing Date, it will not in any manner, directly or indirectly, by itself or in conjunction with any other person, (i) conduct activities that are competitive with the Business or (ii) acquire, establish or own any financial, beneficial or other interest in (other than an interest consisting of less than five percent (5%) of a class of publicly traded security), make any loan to or for the benefit of, or render any managerial, marketing or other business advice, to any entity that is then conducting activities that are competitive with the Business.

            (b) Seller further agrees that, for a period of four (4) years after the Closing Date, Seller and its officers will keep confidential and not directly or indirectly divulge to anyone or use or otherwise appropriate for its own benefit or for the benefit of others, any knowledge or information of a confidential nature with respect to the Rights and Assets, including all trade secrets, pricing information or technical information (hereinafter referred to as the "Confidential Data"), except for (i) a disclosure that is required by law; (ii) information that becomes generally available to the public through no fault of Seller, or (iii) information that is reasonably necessary for Seller to disclose in connection with its permitted use of certain of the Transferred Software pursuant to the License Agreement. Seller hereby acknowledges and agrees that the prohibitions against disclosure of Confidential Data recited herein are in addition to, and not in lieu of, any rights or remedies which Buyer may have available pursuant to the laws of any jurisdiction or at common law to prevent the disclosure of confidential information, and the enforcement by Buyer of any other rights or available remedies which Buyer may possess in law or equity. Seller acknowledges that Buyer has taken reasonable and appropriate steps to ensure the confidentiality and non-disclosure of all such Confidential Data.

            (c) Seller also agrees that, for a period of four (4) years after the Closing Date, Seller will not, for its own benefit or the benefit of others, solicit any person or entity that has had, or disrupt or attempt to disrupt, any relationship, contractual or otherwise with Buyer or any of its affiliates (including Seller, prior to the Closing), for the purpose of providing services that are competitive with the Business.

            (d) Seller further agrees that, for a period of two (2) years after the Closing Date, Seller shall not induce, nor attempt to induce, any Employee, to terminate his or her association with Buyer and Seller will not hire, contract with or attempt to hire any Employee while such individual is an Employee of Buyer or at any time within six months following termination of such Employee. This covenant shall not apply to any general advertisement or solicitation by Seller for employees. Buyer and Seller agree that if Seller hires any Employee in violation of this Section 4.6(d) Seller shall pay to Buyer as a penalty the amount of $50,000.

            (e) The covenants contained in this Section 4.6 are considered by the parties hereto to be fair, reasonable and necessary for the protection of Buyer. The parties mutually agree that if a violation of any covenant contained in this Section 4.6 occurs, such violation or threatened violation will cause irreparable injury to Buyer and the remedy at law for any such violation or threatened violation will be inadequate. Seller therefore agrees that Buyer shall be entitled to appropriate equitable relief, including but not limited to a temporary restraining order or a preliminary injunction, in addition to any other remedy that might be available at law or in equity.

      4.7   Nonsolicitation by Buyer.

            (a) Nonsolicitation by Buyer. Buyer agrees that for a period of two
(2) years following the Closing Date, Buyer will not induce, nor attempt to induce, any employee of Seller, other than a Employee, to terminate his or her association with Seller.

            (b) Protected Accounts. Notwithstanding anything in this Agreement to the contrary, Buyer and its affiliates shall not, provide consulting and training services to any of the "A" accounts (which are accounts that Seller currently services or bills) listed on Schedule 4.7(b) for a period of one year from the Closing Date and to any of the "B" accounts (which are accounts that Seller currently has outstanding proposals) listed on Schedule 4.7(b) for a period of 120 days from the Closing Date. In the event one or more of the "A" accounts or "B" accounts subsequently desires to have its account managed by Buyer, Seller shall continue to receive 85% of derived revenues (provided Seller continues to provide consulting and training services to the account) with Buyer receiving 15% of derived revenues. In the event the parties agree that Buyer should provide the consulting and training services to such an Account, then Seller shall receive 15% of derived revenues for managing the account with Buyer receiving 85% of such derived revenues for providing the consulting and training services.

      4.8 Liabilities. Seller agrees to pay all Excluded Liabilities, as and when due, except to the extent Seller has a valid defense against such payment or except to the extent non-payment would not adversely effect the Assets and Rights.

      4.9 Conditions to Closing. Seller and Buyer agree to use their commercially reasonable efforts to satisfy the closing conditions set forth in Articles 5 and 6 of this Agreement by August 30, 1999, and if not by such time, as soon thereafter as possible, provided that the foregoing shall not be deemed to require the waiver of any condition that is not satisfied. Seller agrees, on or prior to the Closing Date, to execute those documents listed in Article 5 hereof to which it is a party. Buyer agrees, on or prior to the Closing Date, to execute those documents listed in Article 6 hereof to which they are a party.

      4.10 Risk of Loss. Seller shall maintain all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement until the Closing. If the condemnation, destruction, loss or damage is such that the Rights and Assets are materially affected, then Buyer shall have the right to terminate this Agreement. If Buyer nonetheless elects to close, Seller shall remit all net condemnation proceeds or third party insurance proceeds to Buyer and the Purchase Price shall be adjusted at Closing to reflect such condemnation, destruction, loss or damage to the extent that insurance or condemnation proceeds are not sufficient to cover such destruction, loss or damage.

      4.11 Title Search; Discharge of Liens. As soon as practicable after the date hereof, Buyer shall ascertain all Liens, if any, to which any of the Rights and Assets are subject and notify Seller in writing of the nature and extent thereof, providing Seller with copies of Uniform Commercial Code searches made pursuant to Article 9 thereof in all jurisdictions where there are any Rights and Assets. As soon as practicable thereafter, but in no event later than two months after the Closing, Seller shall discharge all such Liens.

      4.12 Consents to Assignment. Nothing contained in the Agreement shall be construed as an attempt to assign any contract or agreement that is not assignable without the consent of the other party thereto unless such consent shall have been obtained. If any such consent is not obtained prior to Closing, Seller agrees to offer reasonable assistance to obtain such consents after the Closing. Seller agrees to take all reasonable actions necessary, within 90 days of Closing, to obtain consents to assignment of each of the agreements listed at
Schedule 4.12. Each of the agreements listed at Schedule 4.12, as assigned, shall contain no guaranteed royalty provisions based on a minimum threshold. To the extent Seller is unable to effect the assignment of the agreements listed on
Schedule 4.12 and Buyer is required to expend funds to effect such assignment, Seller shall be responsible for such reasonable costs. Schedule 4.12 also shows the amount of royalties paid by Seller under certain third party agreements. Further, in order that the full value of every contract or agreement, if any, included in the Rights and Assets may be realized, at Buyer's request, Seller agrees to take all actions reasonably necessary to preserve for the benefit of Buyer the rights and obligations of Seller under all such contracts and agreements and to facilitate the collection of monies due and payable or to become due and payable to Seller pursuant to such contracts or agreements and promptly to remit the same to Buyer. Accordingly, Buyer shall be entitled to the rights and benefits occurring after the Closing under such contracts and agreements and shall, at its expense, perform the Seller's obligations due to be performed under such contracts and agreements.

      4.13 Sublease/Lease of Santa Clara Facilities. Beginning with the day following the Closing, Buyer shall sublease Seller's facilities located at 3350 Scott Blvd., #36, Santa Clara, California 95054 (the "Facilities") on the terms described herein and in a manner comparable to Seller's prior use. Buyer shall pay Seller a monthly amount equal to all costs for the Facilities, including rent, (as determined under the lease for the Facilities, including without limitation any applicable prorations and miscellaneous charges required by the terms of the lease), tenant improvement amortization (i.e. monthly payments under the "Note" (as defined herein)), association fees, utilities and other related costs for the Facilities in advance of the first day of each month for which Buyer subleases the Facilities. The first such payment for the partial month commencing immediately following the Closing, and only the first such payment, shall be prorated to accommodate a partial month's usage. The first such payment shall be paid within three business days of the Closing. Buyer shall be allowed to sublease the Facilities until the earlier of (i) the date the lease between Seller and Emkay Associates, dated November 2, 1998 (the "Lease") is assigned to Buyer, (ii) the end of the term under the Lease, or
(iii) the date Emkay Associates as lessor terminates the Lease.

            (a) Lease Assignment. Buyer acknowledges that Seller has not obtained the consent of Emkay Associates ("Lessor") regarding the assignment of the Lease from Seller to Buyer. Buyer covenants and agrees that it will use its best efforts to facilitate the assignment of the Lease and all obligations thereunder to Buyer as soon as practicable following Closing. If, as a result of assigning or sub-letting the Lease to Buyer, Lessor elects to (i) treat such assigning or sub-letting as a non-curable breach of the Lease, and (ii) raise the rent under the Lease, then Seller and Buyer agree to equally share any increase in rent up to and including an increase of 10 percent (10%). Seller shall be solely responsible for any increase in rent beyond 10 percent (10%).

            (b) Note Assignment/Security Deposit. Buyer acknowledges that certain tenant improvements, for which Buyer will be receiving the benefit of, were effected pursuant to a promissory note, in the favor of Emkay Associates, in the original principal balance of $40,326 and dated March 1, 1999 (the "Note"). The Note obligation shall be assumed by Buyer at the time Buyer is assigned the Lease. At the time Buyer is assigned the Lease, Buyer shall provide Lessor with a letter of credit or a similar instrument which will allow for the release of Seller's letter of credit which is currently used as a security deposit under the Lease.

            (c) Compliance. During the time of possession by Buyer, the Facilities shall be occupied and used solely in accordance with the terms and conditions of the Lease, all valid laws, applicable building codes, zoning ordinances and regulations, including all rules and regulations governing the Facilities. Buyer agrees that it shall not permit occupancy of the Facilities by any parties other than Buyer and its affiliates. Buyer shall be required to carry its own insurance insuring all items at the Facilities. Buyer will comply in all respects with the lease for the Facilities.

            (d) Return of Facilities. Upon vacating the Facilities, Buyer shall deliver the Facilities clean and free of all debris. Buyer shall repair at Buyer's expense any damage caused by Buyer, and shall maintain the order, condition, and repair, all improvements, structures, walls, doors, windows, plumbing, lighting, air conditioning, heating, electrical and lighting facilities and equipment at the Facilities.

            (e) Indemnity. Buyer hereby indemnifies and shall forever hold Seller harmless from and against any "Losses" (as defined in Section 8.1 below) incurred by Seller as a result of the possession of the Facilities by Buyer. The indemnity provided in this Section 4.13(e) shall not be subject to any offsets, thresholds or other minimums.

      4.14 Transfer of Employees. The next business day after the Closing Date, Buyer shall offer employment to the salaried and non-salaried employees of Seller who work in connection with the Business who are identified on Schedule 2.11(a). All such employees accepting Buyer's offer of employment are hereinafter referred to as the "Employees." Buyer's offer of employment to the Employees shall be for "at-will" employment and will be on terms (including salary, title and position) which are generally comparable (in the aggregate) to the terms Seller employs such individuals. Buyer will offer benefits to Employees which are comparable to those made available to Buyer's employees of similar salary, title and position. Buyer shall recognize prior service with Seller or any of its affiliates under Seller's or any of its affiliates corresponding plans for such Employees prior to the Closing Date as service with Buyer in connection with (i) any welfare benefit plan for purposes of any waiting period and eligibility purposes to the extent permitted by the terms of the plans, and (ii) any pension plan or other benefit plan for purposes of eligibility and vesting to the extent such Employees elect to participate in such plans. Accrued and unpaid vacation for the Employees shall be handled in accordance with Section 4.5.

      4.15 Third Party Software. Schedule 4.15 lists all material third party software used in the Business as it relates to the Rights and Assets. Seller shall use commercial reasonable efforts to assign such third party software to Buyer to the extent assignable. Any increase in licensing fees related to such assignments experienced by Buyer, assuming like terms and no increase in the number of authorized users or machines, shall be shared equally by Seller and Buyer up to and including an increase of 10 percent (10%). Seller shall be solely responsible for any increase in licensing fees beyond 10 percent (10%) (assuming like terms and no increase in the number of authorized users or machines).

                                    ARTICLE 5
                       CONDITIONS TO OBLIGATIONS OF BUYER

      The obligation of Buyer to consummate the Acquisition is subject to the satisfaction or waiver, at or prior to Closing, of each of the following conditions:

      5.1 Representations and Warranties. The representations and warranties of Seller set forth in this Agreement, or any document or instrument delivered to Buyer hereunder, shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except with respect to any of such representations and warranties referring to a state of facts existing on a specified date prior to the Closing Date, it shall be sufficient if at the Closing Date such representation and warranty continues to describe accurately the state of facts existing on the date so specified.

      5.2 Performance; Covenants. All of the terms, covenants and conditions of the Acquisition Documents to be complied with or performed by Seller at or prior to Closing shall have been complied with and performed in all material respects including, but not limited to, the delivery of the following documents:

            (a) A certificate of good standing regarding Seller certified by the Secretary of State of the State of Delaware dated within ten (10) business days of the Closing;

            (b) An Assignment and Bill of Sale executed by Seller in substantially the form included in Exhibit 5.2(b) hereof;

            (c) A certificate dated as of the Closing Date signed by the duly authorized officers of Seller certifying the satisfaction of the condition in
Section 5.1 and that Seller has fulfilled all of the conditions of this Article
5;

            (d) Resolutions of Seller's Board of Directors (and shareholders, if necessary) in form and substance reasonably satisfactory to Buyer approving the execution, delivery and performance of this Agreement and the consummation of the Acquisition, certified by an appropriate officer of Seller; and

            (e) Incumbency certificates certifying the identity of the officers of Seller.

      5.3 Necessary Consents and Approvals. Buyer and Seller shall have obtained all licenses, consents or permits from, or provided all required notices to applicable Regulatory Authority, and all waiting periods required by Law shall have expired, which are necessary in order for Buyer and Seller to consummate the Acquisition.

      5.4 No Injunction, Etc. No action, proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court, governmental agency, or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the Acquisition, or which is related to or arises out of the business or operations of Seller, if such action, proceeding, investigation or legislation, in the reasonable judgment of Buyer or its counsel, would make it inadvisable to consummate such transactions.


                                    ARTICLE 6
                       CONDITIONS TO OBLIGATIONS OF SELLER

      The obligations of Seller to close the Acquisition are subject to the satisfaction or waiver, at or prior to Closing, of each of the following conditions:

      6.1 Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement, or any document or instrument delivered to any party hereunder, shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except with respect to any of such representations and warranties referring to a state of facts existing at a specified date prior to the Closing Date, it shall be sufficient if at the Closing Date such representation and warranty continues to describe accurately the state of facts existing on the date so specified.

      6.2 Performance; Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by Buyer at or prior to the Closing shall have been complied with and performed in all material respects, including, but not limited to delivery of the following documents:

            (a) The License Agreement;

            (b) A certificate dated as of the Closing Date signed by a duly authorized officer of Buyer certifying the satisfaction of the condition in
Section 6.1 and that Buyer has fulfilled all of the conditions of this Article
6;

            (c) Resolutions adopted by the Buyer's Board of Directors in form and substance reasonably satisfactory to Seller approving the execution, delivery and performance of this Agreement and the consummation of the Acquisition, certified by the Secretary of Buyer; and

            (d) Incumbency Certificate certifying the identity of the officers of Buyer; and

            (e) The Assumption Agreement.

      6.3 Necessary Consents and Approvals. Buyer and Seller shall have obtained all licenses, consents and permits, provided all notices, and all waiting periods required by Law shall have expired, necessary in order for Buyer and Seller to consummate the

Acquisitions and for the continued operation of the business of Seller after the Closing Date consistent with their operation prior to the Closing Date, including all consents and approvals listed on the Schedules hereto.

      6.4 No Injunction, Etc. No action, proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court, governmental agency, or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the Acquisition, if such action, proceeding, investigation or legislation, in the reasonable judgment of Seller or its counsel, would make it inadvisable to consummate such transactions.


                                    ARTICLE 7
                                   TERMINATION

      7.1 Right of Termination. This Agreement and the Acquisition may be terminated at any time prior to the Closing Date:

            (a) By the mutual written consent of Buyer and Seller.

            (b) By Buyer in the event that the conditions set forth in Article 6 of this Agreement shall not have been satisfied or waived by August 30, 1999, unless such satisfaction shall have been frustrated or made impossible by any act or failure to act of Buyer.

            (c) By Seller in the event that the conditions set forth in Article 6 of this Agreement shall not have been satisfied or waived by August 30, 1999, unless such satisfaction shall have been frustrated or made impossible by any act or failure to act of Seller.

            (d) By Seller or Buyer if the Closing shall not have occurred by August 30, 1999.

      7.2 Effect of Termination. In the event of termination in accordance with
Section 7.1, this Agreement shall become void and of no further force or effect, without any liability on the part of any of the parties hereto or their respective shareholders, directors, officers or employees, except the obligations of each party to preserve the confidentiality of documents, certificates and information furnished to such party pursuant thereto and for any obligation or liability of any party based on or arising from any breach or default by such party with respect to its representations, warranties, covenants or agreements contained in the Acquisition Documents.

                                    ARTICLE 8
                                 INDEMNIFICATION

      8.1 Indemnification by Seller .

            (a) Seller shall indemnify and hold harmless Buyer and its officers, directors, members, agents and affiliates, from and against any and all demands, claims, actions or causes of action, assessments, losses, diminution in value, damages liabilities, costs and expenses, including but not limited to reasonable attorneys' fees ("Losses"), suffered or incurred by any such party by reason of or arising out of any of the following:

                  (i) the Excluded Liabilities;

                  (ii) the breach of any representation or warranty contained in
Article 2 hereof or in any Acquisition Document, Schedule, Exhibit or certificate delivered by Seller in connection therewith; and

                  (iii) the non-fulfillment of any covenant or agreement of Seller contained in the Acquisition Documents or in any Schedule, Exhibit or certificate delivered by Seller in connection therewith.

            (b) No claim for indemnification with respect to any alleged misrepresentation or breach of warranty may be made after two (2) years following the Closing Date; provided, however, that the right to indemnification shall extend to four (4) years following the Closing Date such period with respect to any claim brought for a misrepresentation or breach of Section 2.9(a) of this Agreement.

            (c) Buyer shall be entitled to seek indemnification hereunder only when the aggregate amount of all such Losses exceeds $50,000, in such case, Buyer may recover all of its Losses from Seller, provided, however, that the maximum liability of Seller to Buyer for all Losses subject to indemnification hereunder shall be equal to the Purchase Price.

      8.2   Indemnification by Buyer.

            (a) Buyer shall indemnify and hold harmless Seller, any of Seller's officers, directors, agents and affiliates, from and against any and all Losses suffered or incurred by any such party by reason of, or arising out of any of the following:

                  (i) the Assumed Liabilities;

                  (ii) the breach of any representation or warranty contained in
      Article 3 hereof or in any Acquisition Document, Schedule, Exhibit or certificate delivered by Buyer in connection therewith; or

                  (iii) the non-fulfillment of any covenant or agreement of Buyer contained in the Acquisition Documents, Schedule, Exhibit or certificate delivered by Buyer in connection therewith.

            (b) No claim for indemnification with respect to any alleged misrepresentation or breach of warranty may be made after two (2) years following the Closing Date.

            (c) The maximum liability of Buyer to Seller for all Losses subject to indemnification hereunder shall be equal to the Purchase Price.

      8.3 Notice and Opportunity to Defend. Any party entitled to be indemnified under this Article 8 (the "Indemnified Party") shall promptly notify in writing the indemnifying party (the "Indemnifying Party") of any matter giving rise to an obligation to indemnify and the Indemnifying Party shall defend such claim at its expense with counsel of its choice reasonably acceptable to the Indemnified Party, provided that the Indemnifying Party may not settle any such claim without the consent of the Indemnified Party. The Indemnified Party agrees to cooperate with the Indemnifying Party and to make reasonably available to the Indemnifying Party any necessary records or documents in the possession of the Indemnified Party which are necessary to defend such claim. If the Indemnifying Party does not defend or settle such claim, the Indemnified Party may do so without the Indemnifying Party's participation, in which case the Indemnifying Party shall pay the expenses of such defense, and the Indemnified Party may settle or compromise such claim without the Indemnifying Party's consent. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice.

      8.4 Survival and Exclusivity. The representations and warranties of the parties contained in the Acquisition Documents or in any, Schedule, Exhibit or certificate delivered in connection therewith shall survive the Closing and shall not be extinguished thereby notwithstanding any investigation or other examination by any party, provided that from and after the Closing the remedies set forth in this Article 8 shall constitute the sole and exclusive remedy for any inaccuracy or breach of any such representation or warranty. Any indemnified Loss that is not covered by insurance maintained by the Indemnifying Party shall be reduced by the amount of any insurance proceeds actually received from insurance maintained by the Indemnified Party. No indemnified Loss shall be deemed to have been sustained by an Indemnified Party to the extent of any tax savings realized by such Indemnified Party with respect thereto. The limitations contained in this Article 8 shall not apply to fraud or intentional misrepresentation. All provisions of this Agreement to be performed after the Closing shall survive the Closing.



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

                                    ARTICLE 9
                               CERTAIN DEFINITIONS

      9.1 Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

      "Acquisition Documents" shall mean this Agreement and the Schedules, Exhibits and certificates to be delivered pursuant to this Agreement.

      "Agreement" shall mean this Asset Purchase Agreement, including the Exhibits and Schedules delivered pursuant hereto and incorporated herein by reference.

      "Business" shall mean the development, marketing and selling of object oriented application development tools and related products based on the Transferred Software, as set forth on Schedule 2.13 hereto, and the providing of support and maintenance services in connection therewith (the "Business"). The parties hereto agree that the definition of the term "Business" does not include the consulting and training business (including as it applies to Smalltalk).

      "Employees" shall mean the employees set forth in Schedule 2.11(a).

      "Exhibits" shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

      "Intellectual Property" shall mean the copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, material technology rights and licenses, material computer software (including, without limitation, any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights, excluding third party software.

      "Known," "to the knowledge," "to the best knowledge of," "aware" and words of similar import or effect with respect to a person or entity shall mean the actual knowledge of such person.

      "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a person or its assets, Liabilities or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

      "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

      "Liens" shall mean any and all liens, charges, claims or encumbrances of any nature whatsoever.

      "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

      "Payroll Expenses" shall mean all wages, commissions, vacation, holiday, workers' compensation and sick pay obligations of Seller with respect to the Employees accrued through the Closing Date.

      "Permit" shall mean any of the following with respect to federal, state, local, and foreign government: approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business, but shall not include copyrights, trademarks and patents.

      "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business, group acting in concert, or any person acting in a representative capacity.

      "Regulatory Authorities" shall mean, collectively, all federal and state regulatory agencies having jurisdiction over the parties.

      "Tax" or "Taxes" shall mean any federal, state, county, local, foreign or other tax, charge, imposition or other levy, whether or not disputed (including interest or penalties thereon) including without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, taxes on earnings and profits, employment and payroll related taxes, withholding taxes, property taxes, real property transfer taxes, Federal Insurance Contributions Act taxes, taxes on value added and import duties, and any Liabilities related to unclaimed property or other escheat-natured Liability, whether or not measured in whole or in part by net income, imposed by the United States or any political subdivision thereof or by any jurisdiction other than the United States or any political subdivision thereof.

      "Transferred Software" shall mean the software list on Schedule 2.13.

      9.2 In addition to the terms defined in Section 9.1 above, the terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Acquisition - Preamble
Buyer - Intro
Closing - Section 1.7

Closing Date - Section 1.7
Confidential Data - Section 4.6
Facilities - Section 1.5
Indemnified Party - Section 8.3
Indemnifying Party - Section 8.3
Liabilities - Section 1.9
License Agreements - Sections 1.3 and 1.4
Losses - Section 8.1
Purchase Price - Section 1.6
Rights and Assets - Section 1.1
Seller - Intro
Seller Agreements - Section 2.10

      9.3 Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."


                                   ARTICLE 10
                            MISCELLANEOUS PROVISIONS

      10.1 Notices.

            (a) Any notice sent in accordance with the provisions of this
Section 10.1 shall be deemed to have been received (even if delivery is refused or unclaimed) on the date which is: (i) the date of proper posting, if sent by certified U.S. mail or by Express U.S. mail or private overnight courier; or
(ii) the date on which sent, if sent by facsimile transmission, with confirmation and with the original to be sent by certified U.S. mail, addressed as follows:

If to Seller:                      ObjectShare, Inc.
                                   16811 Hale Avenue
                                   Suite A
                                   Irvine, California 92606
                                   Attention:
                                   Telecopy Number: (949) 253-3724

Copy to Counsel:                   Paul Hastings Janofsky & Walker LLP
                                   695 Town Center Drive
                                   Costa Mesa, California 92626
                                   Attention: William J. Simpson, Esq.
                                   Telecopy Number: (714) 979-1921

If to Buyer:                       Cincom Systems, Inc.
                                   55 Merchant Street

                                   Cincinnati, Ohio 45246
                                   Attention: Thomas M. Nies
                                   Telecopy Number: (513) 612-2000

Copy to Counsel:                   Cincom Systems, Inc.
                                   55 Merchant Street
                                   Cincinnati, Ohio 45246
                                   Attention: General Counsel
                                   Telecopy Number: (513) 612-2467


            (b) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this Section 10.1.

      10.2 Expenses. Except as provided in Article 8, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder.

      10.3 Brokers and Finders. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Seller or Buyer, each of Seller and Buyer, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim without regard to the limitations contained in Section 8.1.

      10.4 Further Assurances. Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

      10.5 Waiver. Any failure on the part of any party to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

      10.6 Assignment. This Agreement shall not be assignable by any of the parties hereto without the written consent of the other parties, provided that each party may assign its rights and obligations under this Agreement without the consent of the other party to any direct or indirect wholly-owned subsidiary of such assigning party or to (i) any party that acquires substantially all of the assets or stock of the assigning party or (ii) any successor entity resulting from a merger or consolidation of or with the assigning party. No such assignment shall relieve the assigning party of its obligations hereunder.

      10.7 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns. This Agreement shall survive the Closing and not be merged therein.

      10.8 Headings. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

      10.9 Entire Agreement. All Schedules and Exhibits attached to this Agreement are by reference made a part hereof. This Agreement and the Exhibits, Schedules and certificates and other documents delivered pursuant hereto or incorporated herein by reference, contain and constitute the entire agreement among the parties and supersede and cancel any prior agreements, representations, warranties, or communications, whether oral or written, among the parties relating to the transactions contemplated by this Agreement. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

      10.10 Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the Laws of the State of California, without regard to any applicable conflicts of Laws. The provisions of this Agreement are severable and the invalidity of one or more of the provisions herein shall not have any effect upon the validity or enforceability of any other provision.

      10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                            (Signature Page Follows)

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as of the day and year first above written.

                                        CINCOM SYSTEMS, INC.


                                        By: /s/ THOMAS M. NIES
                                            ___________________________________
                                            Thomas M. Nies, President



                                        OBJECTSHARE, INC.


                                        By: /s/ EUGENE L. GODA
                                            ___________________________________
                                            Eugene L. Goda, Chairman, President
                                            and Chief Executive Officer



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